As filed with the Securities and Exchange Commission on May 21, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REGIONAL MANAGEMENT CORP.

(Exact name of registrant as specified in its charter)

Delaware	57-0847115
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

979 Batesville Road, Suite B

Greer, South Carolina 29651

(Address of principal executive offices, including zip code)

REGIONAL MANAGEMENT CORP.

2015 LONG-TERM INCENTIVE PLAN

(As Amended and Restated Effective May 20, 2021)

(Full title of the plan)

Catherine R. Atwood

Senior Vice President, General Counsel, and Secretary

Regional Management Corp.

979 Batesville Road, Suite B

Greer, South Carolina 29651

(864) 448-7000

(Name, address and telephone number, including area code,

of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” a “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common stock, par value $.10 per share	1,094,327(3)	$42.74	$46,771,536	$5,103

(1)

This Registration Statement also registers additional securities to be offered or issued upon adjustment or changes made to the registered securities by reason of any stock splits, stock dividends or similar transactions as permitted by Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)

Pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act, based on the average ($42.74) of the high ($43.83) and low ($41.65) prices of Regional Management Corp.’s common stock on May 19, 2021, as reported on the New York Stock Exchange.

(3)

Includes 1,050,000 shares of common stock of Regional Management Corp. (the “Company”) approved for issuance under the Company’s 2015 Long-Term Incentive Plan (the “2015 Plan”) and 44,327 shares that became available for future issuance under the 2015 Plan due to forfeitures of equity awards previously made under the terms of the 2015 Plan, the Company’s 2011 Stock Incentive Plan, or the Company’s 2007 Management Incentive Plan.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Regional Management Corp. (the “Company”) to register an additional 1,094,327 shares (the “Additional Shares”) of the common stock of the Company, which are securities of the same class and relate to the same employee benefit plan, the Regional Management Corp. 2015 Long-Term Incentive Plan, as amended and restated effective May 20, 2021 (the “2015 Plan”), as those shares registered on the Company’s Form S-8 previously filed with the Securities and Exchange Commission (the “Commission”) on (i) April 22, 2015 (Registration No. 333-203566); (ii) March 15, 2017 (Registration No. 333-216714); (iii) May 2, 2017 (Registration No. 333-217598); and (iv) August 21, 2020 (Registration No. 333-248245), which are hereby incorporated by reference. 1,050,000 of the Additional Shares represent shares that were authorized for issuance at the Company’s Annual Meeting of Stockholders held on May 20, 2021. 44,327 of the Additional Shares represent shares that were subject to awards granted under the 2015 Plan, the Regional Management Corp. 2011 Stock Incentive Plan (the “2011 Plan”), or the Regional Management Corp. 2007 Management Incentive Plan (the “2007 Plan” and together with the 2011 Plan, the “Prior Plans”) that were forfeited, cancelled, terminated, expired, or lapsed for any reason and are eligible for re-issuance or issuance under the 2015 Plan pursuant to the terms of the 2015 Plan. As permitted by the rules of the Commission, this Registration Statement consists of only those items required by General Instruction E to Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5. Interests of Named Experts and Counsel.

Certain attorneys of Womble Bond Dickinson (US) LLP beneficially own collectively less than one quarter of one percent (0.25%) of the Company’s outstanding shares of common stock.

Item 8. Exhibits.

The following exhibits are filed as a part of this Registration Statement:

Number	Description

5	Opinion of Womble Bond Dickinson (US) LLP, as to the legality of the common stock being registered.

23.1	Consent of Womble Bond Dickinson (US) LLP (included in Exhibit 5).

23.2	Consent of RSM US LLP.

24	Powers of Attorney (included on signature page).

99	Regional Management Corp. 2015 Long-Term Incentive Plan (As Amended and Restated Effective May 20, 2021), incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 21, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Regional Management Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greer, State of South Carolina, on this 21st day of May, 2021.

REGIONAL MANAGEMENT CORP.

By:	/s/ Robert W. Beck
Robert W. Beck
President and Chief Executive Officer

Each of the undersigned, being a director and/or officer of Regional Management Corp. (the “Company”), hereby nominates, constitutes, and appoints Robert W. Beck and Catherine R. Atwood, or any one of them severally, to be his/her true and lawful attorney-in-fact and agent and to sign in his/her name and on his/her behalf in any and all capacities stated below, and to file with the Securities and Exchange Commission (the “Commission”) this Registration Statement on Form S-8 (the “Registration Statement”) or other appropriate form, and to file any and all amendments, including post-effective amendments, exhibits, and other documents and instruments in connection therewith, to this Registration Statement, making such changes to this Registration Statement as such attorney-in-fact and agent deems appropriate, and generally to do all such things on his/her behalf in any and all capacities stated below to enable the Company to comply with the provisions of the Securities Act of 1933, as amended (the “Securities Act”), and all requirements of the Commission.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of May 21, 2021.

/s/ Robert W. Beck		/s/ Harpreet Rana
Name:	Robert W. Beck	Name:	Harpreet Rana
Title:	President and Chief Executive Officer and Director (principal executive officer)	Title:	Executive Vice President and Chief Financial Officer (principal financial officer)

/s/ Steven B. Barnette		/s/ Carlos Palomares
Name:	Steven B. Barnette	Name:	Carlos Palomares
Title:	Vice President, Corporate Controller (principal accounting officer)	Title:	Chair of the Board of Directors

/s/ Jonathan D. Brown		/s/ Michael R. Dunn
Name:	Jonathan D. Brown	Name:	Michael R. Dunn
Title:	Director	Title:	Director

/s/ Roel C. Campos		/s/ Steven J. Freiberg
Name:	Roel C. Campos	Name:	Steven J. Freiberg
Title:	Director	Title:	Director

/s/ Maria Contreras-Sweet		/s/ Sandra K. Johnson
Name:	Maria Contreras-Sweet	Name:	Sandra K. Johnson
Title:	Director	Title:	Director